FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company Announces Financial Results for

Third Quarter and Nine Months and Declares Dividend

CHICAGO - October 20, 2003 - The Wm. Wrigley Jr. Company (NYSE:WWY) announced today volume, sales and earnings growth for the third quarter and the nine months ended September 30, 2003. Earnings per share of $0.50 for the quarter and $1.49 through nine months were up 14% and 15% respectively from the year-ago periods on global sales growth of 12% for the quarter and year to date. Earnings were driven by sales gains across all regions. On a currency neutral basis, global sales grew by 7% in the quarter and 6% year-to-date.

Sales

Global sales for the third quarter rose to $783 million, an increase of $83 million or 12% from a year ago. Sales in the Americas region were up 8% on a 4% volume gain during the quarter due to sales contribution from the U.S. and Canada, which were up 9% and 18%, and Latin America, which enjoyed a double-digit gain. Positive U.S. product mix - particularly from Orbit(TM) and new Juicy Fruit(TM) pellets - was also a strong contributor to the sales gain. Amurol Confections showed a negative comparison to the prior year due in part to transferring international sales of its Bubble Tape products to Wrigley's international regions. Double-digit sales gains across EMEAI, the Pacific and Asia led to an overall international sales increase of 15% for the quarter, with the gain in Asia reflecting the passing of the SARS crisis. International sales gains also benefited from favorable currency translations. On a currency neutral basis, international sales were up 7% in the quarter.

For the nine months, consolidated net sales were $2.25 billion, up $241 million or 12% from 2002. Sales in the Americas were up 6%, while international sales grew by 17%. At constant currency, Americas sales were up 5% and international sales were up 6%.

Consolidated gross margins for the quarter and the nine months were 57.0% and 58.6% respectively, down 50 basis points and up 20 basis points versus the same periods a year ago. Slightly higher product costs in the quarter were more than offset by efficiencies in manufacturing and selected selling price increases through the nine months.

Earnings

Consolidated third quarter net earnings of $113 million were up $15 million or 15%. On a per share basis, earnings for the quarter were $0.50, up $0.06 or 14% from the year-ago quarter that included a $0.03 charge related to the exploration of a business combination with Hershey Foods Corporation. On a currency neutral basis, earnings per share were up $0.03 or 7%.

Operating profits for the quarter were up 18% versus the prior year. In the Americas, the U.S., Canada and Latin America showed profitability growth, offsetting negative comparisons against the prior year for Amurol. For international, operating profits increased sharply, reflecting contributions from across all regions. Europe continued to deliver double-digit growth (single-digit without the effect of currency), while the Pacific and Asia regions recorded strong double-digit growth.

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Wrigley Financial Results

For the nine months net earnings were up $42 million or 14% to $336 million. On a per share basis, earnings were $1.49, up $0.19 or 15%. On a currency neutral basis, earnings per share were up $0.08 or 6%.

New Product Activity

During the third quarter, Wrigley introduced several new items in the U.S., including two new Juicy Fruit(TM) offerings in pellet form - Grapermelon(TM) and Strappleberry(TM), Wildberry Frost(TM) flavored Extra(TM) and two new flavors of Orbit(TM) - Cinnamint(TM) and Bubblemint(TM). Distribution of Wrigley breath strips - Eclipse(TM) Flash strips, Extra Thin Ice(TM) and Winterfresh(TM) Thin Ice - was expanded across Central Europe and parts of Eastern Europe, where consumer response has been very positive.

In September, Wrigley introduced new Extra mints in the U.K. Building on the introduction of its breath strip products, this offering will extend Wrigley's participation in the breath-freshening segment and expand its representation in the overall confectionery category in the U.K. A new mint for the U.S., under the Eclipse brand, is currently being introduced to the trade and will begin shipping in January 2004.

Dividend Declaration

At their regular meeting held today in Chicago, the Board of Directors of the Wrigley Company declared a regular dividend of $0.22 on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning February 1, 2004. These dividends are payable on February 2, 2004 to stockholders of record of each class of stock outstanding at the close of business on January 15, 2004.

Upcoming Analyst Meeting

On Wednesday, October 22, 2003 at 8:00 a.m. (EDT), the Wrigley Company will provide an audio webcast of its analyst meeting hosted by Bill Wrigley, Jr. and Ron Waters. Subjects will include the company's strategic plan as well as its third-quarter 2003 release of earnings made today.

The webcast can be accessed at http://www.wrigley.com on the Investor page or at http://ccbn.com. Participants should use these access methods about 10 minutes before the start time. Additionally, the webcast will be archived and available on the Wrigley web site approximately two hours after the completion of the meeting until noon (CST) on Wednesday, October 29, 2003.

CONTACTS: Christopher Perille Kelly McGrail

Senior Director - Corp. Communications Director - Corp. Communications

Phone: (312) 645-4077 Phone: (312) 645-4754

The Wrigley Company is a recognized leader in the confectionery field and the world's largest manufacturer and marketer of chewing gum, with global sales of over $2.7 billion. The Company markets its world-famous brands in over 150 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint(TM), Wrigley's Spearmint(TM), Big Red(TM), Juicy Fruit(TM), Winterfresh(TM), Extra(TM), Freedent(TM), Hubba Bubba(TM), Orbit(TM), Excel(TM), Eclipse(TM), Airwaves(TM), Alpine(TM), Cool Air(TM), and P.K.(TM)

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company's meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

STATEMENT OF CONSOLIDATED EARNINGS OF WM. WRIGLEY JR. COMPANY

	Three Months Ended September 30,		Nine Months Ended, September 30,
	2003	2002	2003	2002

Net Sales	$782,877,000	$699,511,000	$2,247,884,000	$2,007,004,000

Cost of Sales	336,613,000	296,993,000	931,472,000	835,538,000

Gross Profit	446,264,000	402,518,000	1,316,412,000	1,171,466,000

Selling and General Administrative	278,803,000	261,014,000	826,567,000	742,899,000

Operating Income	167,461,000	141,504,000	489,845,000	428,567,000

Investment Income	1,953,000	2,326,000	6,354,000	6,163,000
Other Income/(Expense)	(3,138,000)	(876,000)	(2,057,000)	(6,668,000)

Earnings before Income Taxes	166,276,000	142,954,000	494,142,000	428,062,000

Income Taxes	53,208,000	44,490,000	158,125,000	134,299,000

Net Earnings	$113,068,000	$98,464,000	$336,017,000	$293,763,000

Net Earnings per Average Share of Common Stock (basic and diluted)(a)	$0.50	$0.44	$1.49	$1.30

Average Number of Shares Outstanding for the Period	224,885,601	225,307,904	225,016,127	225,153,554

(a) Per share calculations based on the average number of shares outstanding for the period.

		WM. WRIGLEY JR. COMPANY